UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2026

ORCHESTRA BIOMED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39421 (Commission File Number)	92-2038755 (IRS Employer Identification No.)

150 Union Square Drive
New Hope, Pennsylvania 18938
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (215) 862-5797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OBIO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonus Plan

On February 12, 2026, the Board of Directors (the “Board”) of Orchestra BioMed Holdings, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved the 2026 cash bonus plan for all executive officers (the “Plan”), which:

•	establishes annual goals with mid-year key deliverables approved by the Committee or the Board;
•	provides for a mid-year performance review of measurable performance metrics and the payment of up to 25% of annual bonuses in the third quarter of 2026 based on the achievement of those metrics;
•	provides the Committee with the ability to make mid-year adjustments to the full year goals if the full year goals become unachievable due to unanticipated events;
•	provides that up to 75% of bonus amounts are to be paid in the first quarter of 2027 based on full year performance, taking into account the mid-year adjustments discussed above, if any; and
•	includes stretch goals, with the potential for additional bonuses if those stretch goals are achieved, as discussed further below.

On February 12, 2026, the Board, upon recommendation of the Compensation Committee also adopted 2026 goals and objectives for the Plan (each with mid-year and full-year targets), which relate to the following matters (the “2026 Goals and Objectives”):

•	achieving certain enrollment targets with respect to the BACKBEAT (BradycArdia paCemaKer with AVIM for Blood prEssure treAtmenT) global pivotal study and achieving certain other milestones;
•	advancing certain enrollment targets with respect to the Virtue® Sirolimus AngioInfusion™ Balloon (“Virtue SAB”) pivotal study and achieving certain other milestones with respect to the Virtue SAB program for the treatment of atherosclerotic artery disease; and
•	achieving certain financial and operating objectives.

If all the 2026 Goals and Objectives are achieved, bonuses will be paid out at 100% of each executive officer’s target bonus, subject to upward adjustment to the extent 2026 Stretch Goals (as defined below) are achieved. In addition to the 2026 Goals and Objectives, the Committee adopted certain 2026 stretch goals (the “2026 Stretch Goals”), which the Committee viewed as very difficult to achieve. The 2026 Stretch Goals generally relate to, among other things, pivotal study enrollment, partnership expansion, and other financial and operating metrics.

Under the terms of Messrs. Hochman and Sherman’s employment agreements, 100% of their annual cash bonuses for 2026 are to be based on the achievement of the 2026 Goals and Objectives and the 2026 Stretch Goals. Under the terms of Mr. Taylor’s offer letter, his annual cash bonus is based on the on the achievement of the 2026 Goals and Objectives and the 2026 Stretch Goals as well as the achievement of individual objectives relating to, among other things, financial management, corporate strategy, financial reporting and compliance, as determined by Mr. Hochman. In particular, Mr. Taylor’s bonus for 2026 will initially be based on the Company’s achievement of the 2026 Goals and Objectives and the 2026 Stretch Goals. However, it can be increased by up to 45% or decreased to zero based on achievement of his individual performance objectives.

Updated RSU Vesting Policy

On February 12, 2026, the Board also approved a revised restricted stock unit (“RSU”) vesting schedule, under which RSU awards will vest over three years in four equal installments: 25% at 18 months, 25% at 24 months, 25% at 30 months, and 25% at 36 months.

Adjustments to Compensation of Chief Executive Officer and President/Chief Operating Officer

On February 12, 2026, the Board, upon recommendation of the Compensation Committee, approved the following adjustments to the compensation arrangements of Mr. Hochman, the Company’s Chief Executive Officer, and Mr. Sherman, the Company’s President and Chief Operating Officer:

•	a 4% increase in Mr. Hochman’s base salary;
•	a 10% increase in Mr. Sherman’s base salary;
•	an increase in Mr. Hochman’s target bonus percentage for 2026 from 80% to 100% of his base salary; and
•	an increase in Mr. Sherman’s target bonus percentage for 2026 from 80% to 90% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHESTRA BIOMED HOLDINGS, INC.

	By:	/s/ Andrew Taylor
	Name:	Andrew Taylor
	Title:	Chief Financial Officer

Date: February 13, 2026

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